Exhibit 22.1

List of Subsidiary Guarantors and Co-Issuer

The following subsidiaries of Global Partners LP (the “Partnership”) were, as of December 31, 2023, guarantors or co-issuer of the Partnership’s 7.00% Senior Notes due 2027 and 6.875% Senior Notes due 2029:

Name of Co-Issuer

GLP Finance Corp.

Name of Subsidiary Guarantor

Global Operating LLC

Global Companies LLC

Glen Hes Corp.

Global Montello Group Corp.

Chelsea Sandwich LLC

Alliance Energy LLC

Bursaw Oil LLC

Cascade Kelly Holdings LLC

Global Partners Energy Canada ULC

Warren Equities, Inc.

Warex Terminals Corporation

Drake Petroleum Company, Inc.

Puritan Oil Company, Inc.

Maryland Oil Company, Inc.

Basin Transload, LLC

Global Everett Landco LLC

Global Terminal Holdings LLC

Meridian Bunker Corp.

SPR Holdings LLC

SPR Operator LLC